Exhibit 10.26

Memorandum

LY Corporation (“LY”) and PayPay Card Corporation (“PPCD”) agree as follows and enter into this memorandum (this “Memorandum”) regarding modification of the terms and conditions of loans from LY to PPCD and the terms and conditions for monetary loans after repayment of such loans.

Article 1 Modification of Loan Terms and Conditions

1.	LY and PPCD agree to modify the use of funds as follows for the loans set forth below (the “Loans”).

[List of the Loans]

•	Loan amount of 15 billion yen pursuant to the “Loan Agreement,” dated December 6, 2023

•	Loan amount of 15 billion yen pursuant to the “Loan Agreement,” dated February 29, 2024

•	Loan amount of 10 billion yen pursuant to the “Basic Loan Agreement (Loan Financed by Bond Issuance),” dated February 15, 2018 and the “Drawdown Application,” dated April 8, 2019

•	Loan amount of 10 billion yen pursuant to the “Basic Loan Agreement (Loan Financed by Bond Issuance),” dated December 18, 2019 and the “Drawdown Application,” dated December 19, 2019

[Use of Funds After the Modification]

The funds shall be used for business investment (including working capital and financing provided to PayPay Corporation for business investments by that company). PPCD shall not use the funds for any other purpose.

Article 2 Agreement on Terms and Conditions of Future Loans

1.

If LY and PPCD agree on a new loan of up to the same amount as each of the Loans on the repayment date set for each of the Loans, LY and PPCD agree to apply the loan terms and conditions set forth below with respect to such new loan. Furthermore, other loan terms and conditions shall be separately agreed upon by both parties based on the terms stipulated in the existing agreements pertaining to the Loans.

[Interest Rate]

The interest rate shall be “LY Corporation’s most recent end-of-period average financing rate at the time of drawdown (“LY Most Recent End-of-period Repayment Financing Interest Rate”) + 0.1% spread.” However, if the repayment date is extended in accordance with the provisions of this paragraph, the interest rate on and after the day following the repayment date before the extension shall be “the LY Most Recent End-of-period Repayment Financing Interest Rate as of the day after the repayment date before the extension + 0.1% spread,” and the interest rate will be revised pursuant to this proviso for each extension thereafter.

[Repayment Date]

(1)	The repayment date shall be two years after the loan date. However, if such date is later than March 29, 2030, the repayment date will be March 29, 2030.

(2)

Notwithstanding the provisions of Item (1) above, unless LY notifies PPCD in writing no later than one month prior to the repayment date that it will not extend the repayment date, the repayment date will be automatically extended for two years, and the same will apply thereafter. However, extensions pursuant to this item will be until March 29, 2030, and if the repayment date after automatic extension is later than March 29, 2030, the repayment date will be March 29, 2030. Furthermore, if the initial repayment date is March 29, 2030, the provisions of this Item (2) will not apply.

2.	Both parties confirm that the provisions of the preceding paragraph do not guarantee that LY will make any new loans to PPCD.

In witness whereof, this Memorandum is prepared in duplicate, and each party shall affix its name and seals hereto and retain one original hereof, or if using an electronic signature service, each party shall electronically sign a PDF file of this Memorandum and retain the data or a copy thereof.

December 24, 2024

LY:	1-3 Kioicho, Chiyoda-ku, Tokyo
LY Corporation
Takeshi Idezawa, Representative Director

PPCD:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Card Corporation
Tomoaki Tanida, Representative Director